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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM 8-K

                                CURRENT REPORT


                    Pursuant to Section 13 or 15 (d) of the
                        Securities Exchange Act of 1934


                       Date of Report:  January 20, 2000
                       ---------------------------------

                          FIRST PLACE FINANCIAL CORP.
                          ---------------------------
             (Exact name of registrant as specified in its charter)

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

Delaware                               0-25049                      34-1880130
--------                               -------                      ----------
(State or other jurisdiction    (Commission File Number)   (IRS Employer Identification #)
    of incorporation)
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      185 E. Market Street, Warren, OH                         44482
---------------------------------------------                  -----
  (Address of principal executive offices)                   (Zip Code)


Registrant's telephone number, including are code   (330) 373-1221
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                                      N/A
                                      ---
         (Former name or former address, if changed since last report)

Item 5  Other Events

     Second Quarter Financial Information Press Release............

Item 7  Financial Statements & Exhibits


                                  SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

                                        FIRST PLACE FINANCIAL CORP.

Date:  January 20, 2000                       By:  /s/  Steven R. Lewis
       ----------------                            --------------------
                                                   Steven R. Lewis,
                                                   President and CEO
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For Immediate Release                  For Further Information:
Thursday, January 20, 1999             Steven Lewis, President and CEO
                                       Troy Adair, Investor Relations
                                       Phone (330) 373-1221
                                       Fax   (330) 392-8227

         First Place Financial Corp. Announces Second Quarter Results

Warren, Ohio, January 20, 2000 - First Place Financial Corp. (NASDAQ: FPFC), the holding company for First Federal Savings and Loan Association of Warren (the "Association"), reported net income for the three months ended December 31, 1999 of $2.2 million, or $.23 per share (diluted), compared to a loss of $4.3 million for the three month period ended December 31, 1998. Excluding a one-time expense of $185,000 for a grocery store branch closing, earnings per share
would have been $.24 per share (diluted).   The loss in the prior period was
primarily due to the $8.0 million contribution to the First Federal of Warren Community Foundation.

Earnings for the six month period ending December 31, 1999, were $4.6 million, or $.47 per share (diluted) compared to a loss of $3.1 million for the six months ended December 31, 1998. Excluding the one-time expense, earnings would have been $.48 per share for the six months ended December 31, 1999. Earnings per share are not reported for prior periods since the Company did not complete its initial public offering until December 31, 1998.

The Company expects that the closing of the grocery store office in the summer of 2000 will result in cost savings of over $150,000 per year. Steven Lewis, President and CEO, stated that "The financial success of any grocery store office is highly dependent upon the traffic flowing through the retail establishment. We have not seen sufficient customer volumes in the time this store has been open to justify continued operation. We do recognize, however, the value that our customers place on the extended hours and convenience offered by this type of operation. To satisfy the needs of those customers, we will be extending the hours of an office located nearby to closely match the hours offered at the existing grocery store office. As a result, we do not anticipate the loss of any customers."

On November 30, 1999, the company announced that it had completed a 5% share repurchase program. The company also purchased an additional 1,311,938 shares in December through open market purchases. These shares were repurchased pursuant to the conditions set forth by the Office of Thrift Supervision (OTS), with respect to the proposed acquisition of Ravenna Savings Bank by FPFC. Under the terms of the agreement announced November 23, 1999, FPFC will exchange 2,033 shares of its common stock for each share outstanding of Ravenna Savings Bank stock. The OTS granted FPFC the option to repurchase 100 percent of the shares to be issued in the transaction which is expected to be consummated during the Company's fourth quarter.

Assets totaled $804.9 million at December 31, 1999 compared to $747.3 million at June 30, 1999. This increase in assets was primarily due to growth in net loans receivable which totaled $516.0 million at December 31, 1999, compared to $453.8 million at June 30, 1999. This increase was primarily due to continued growth in 1- 4 family mortgage lending along with smaller increases in home equity loans and commercial real estate loans.
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Deposits increased from $429.2 million at June 30, 1999 to $445.2 million at
December 31, 1999. This increase was primarily due to growth in certificates of deposit. Total borrowings were $216.8 million at December 31, 1999 compared to $149.2 million at June 30, 1999. The increase in borrowings was used to fund the repurchase of common stock and to fund the growth in loans not supported by deposit growth. Total shareholders' equity decreased $26.8 million to $131.3 million at December 31, 1999 compared to $158.1 million at June 30, 1999. This decrease was primarily the result of the stock repurchases discussed previously.

Additional information about the Company may be found on the Company's web site: www.firstfederalofwarren.com.
----------------------------
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FIRST PLACE FINANCIAL CORP.
Selected Consolidated Financial Condition Data:
(Unaudited)
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

                                                   December 31,     June 30,        %
($ in thousands)                                       1999           1999       Change
----------------------------------------------------------------------------------------
Total assets                                          $804,850      $747,332         8%
Loans receivable, net                                  516,036       453,791        14%
Loans available for sale                                   815           945       -14%
Allowance for loan losses                                3,743         3,623         3%
Non performing assets                                    2,031         1,782        14%
Securities available for sale                          248,476       249,159         0%
Deposits                                               445,240       429,225         4%
Federal Home Loan Bank Advances                        142,351        94,811        50%
Repurchase Agreements                                   74,430        54,430        37%
Total shareholders' equity                             131,306       158,054       -17%
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
                                                    Three Months Ended                        Six Months Ended
                                                        December 31,             %               December 31,           %
Selected Consolidated Operations Data:               1999           1998       Change         1999         1998       Change
----------------------------------------------------------------------------------------  -------------------------------------
($ in thousands except per share amounts)
Total interest income                               $13,999       $11,851        18%        $27,398     $23,066         19%
Total interest expense                                7,443         6,921         8%         14,233      13,620          5%
                                                  ---------       -------                 ---------     -------
     Net interest income                              6,556         4,930        33%         13,165       9,446         39%
Provision for loan losses                               214           475       -55%            383         658        -42%
                                                  ---------       -------                 ---------     -------
     Net interest income after provision              6,342         4,455        42%         12,782       8,788         45%

Non interest income                                     483           493        -2%            963         950          1%
Gain (loss) on sale of securities                        (6)          (40)      -85%             (6)        (40)       -85%
Contribution to Community Foundation                      0         8,026        N/M              0       8,026         N/M
Gain (loss) on sale of loans                             96             0        N/M            175           0         N/M
Non interest expense                                  3,684         3,425         8%          7,169       6,325         13%
                                                  ---------       -------                 ---------     -------

     Income before federal income tax                 3,231        (6,543)     -149%          6,745      (4,653)      -245%

Federal income tax expense                            1,056        (2,224)     -147%          2,170      (1,581)      -237%
                                                  ---------       -------                 ---------     -------

     Net income                                      $2,175       ($4,319)     -150%         $4,575     ($3,072)      -249%
                                                  =========       =======                 =========     =======

Basic earnings per share                              $0.23           N/A                     $0.47         N/A

Diluted earnings per share                            $0.23           N/A                     $0.47         N/A

Cash dividends declared per share                    $0.075           N/A                     $0.15         N/A

Average shares outstanding - basic                9,469,662           N/A                 9,743,907         N/A

Average shares outstanding - diluted              9,469,662           N/A                 9,743,907         N/A

N/M - Not meaningful.
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
                                                                      At or for the Three           At or for the Six
                                                                         Months Ended                  Months Ended
                                                                         December 31,                  December 31,
Selected Financial Ratios and Other Data: (1)                         1999         1998            1999          1998
-----------------------------------------------------             --------------------------   ---------------------------

Performance Ratios:
     Return on average assets (2)                                     1.11%       -2.57%            1.19%       -0.96%
     Return on average equity (3)                                     5.86%      -27.55%            6.04%       -9.95%
     Interest rate spread (4)                                         2.51%        2.58%            2.58%        2.56%
     Net interest margin (5)                                          3.45%        3.02%            3.52%        3.02%
     Efficiency ratio (6)                                            51.68%      212.72%           50.14%      138.57%
     Net interest income to operating expenses                      177.96%       43.06%          183.64%       65.82%
Capital Ratios:
     Equity to total assets at end of period                         16.31%       21.18%           16.31%       21.18%
     Book value per share (7)                                       $16.16       $15.24           $16.16       $15.24
     Average interest-earning assets to
        average interest-bearing liabilities                        124.31%      110.71%          125.27%      110.80%
Asset Quality Data:
     Nonperforming assets as a percent of total assets (8)            0.25%        0.21%            0.25%        0.21%
     Allowance for loan losses to non performing loans              220.02%      247.95%          220.02%      247.95%
     Allowance for loan losses to loans outstanding                   0.72%        0.83%            0.72%        0.83%
     Year-to-date net charge-offs (000's)                             $134         $142             $263         $208
     Annualized net charge-offs to average loans                      0.11%        0.14%            0.11%        0.11%


     (1) Ratios are annualized where appropriate.
     (2) Ratio of net income to average total assets.
     (3) Ratio of net income to average equity.
     (4) Difference between weighted average yield on interest-earning assets and weighted average cost of interest-bearing liabilities.
     (5) Ratio of net interest income to average interest-earning assets.
     (6) Ratio of non interest expense to the sum of net interest income plus non interest income.
     (7) Total shareholders' equity divided by number of shares outstanding.
     (8) Non performing assets consist of nonperforming loans and repossessed automobiles.
     N/A - Not applicable.
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